As filed with the Securities and Exchange Commission on December 13, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECSYS CORPORATION
(Exact name of registrant as specified in its charter)

Kansas	48-1099142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

846 N. Mart-Way Court Olathe, Kansas	66061
(Address of Principal Executive Offices)	(Zip Code)

Elecsys Corporation 2010 Equity Incentive Plan
(Full title of the plans)

Karl B. Gemperli 846 N. Mart-Way Court Olathe, Kansas 66061 (Name and address of agent for service) (913) 647-0158 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	380,000(2)	$3.53(1)	$1,341,400(1)	$95.65

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of a share of Elecsys Corporation common stock as reported by the NASDAQ Stock Market on December 9, 2010.

(2) These shares will be issued under the Elecsys Corporation 2010 Equity Incentive Plan (the “Plan”).  This Registration Statement shall also be deemed to register and cover any additional shares that may be issued under the Plan pursuant to the Plan’s anti-dilution provisions as the result of any stock split, stock dividend or similar transaction.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Elecsys Corporation, a Kansas corporation (the “Company” or the “Registrant”), incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010;

(ii) (iii)	the Company’s Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended July 31, 2010; the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010;

(iv)	all other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since April 30, 2010; and

(v)
the description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed on March 9, 2009 pursuant to Section 12 of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 17-6305 of the Kansas General Corporation Code (the “KGCC”) provides generally and in pertinent part that a Kansas corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 17-6305 further provides that in connection with the defense or settlement of any action by or in the     right of the corporation to procure a judgment in its favor, a Kansas corporation may indemnify its directors, officers, employees or agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in any action as to which they have been adjudged to be liable to the corporation     unless, and only to the extent that, a court deciding such action determines that, despite the adjudication of liability but in view of all of the circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

As permitted by the KGCC, the Company's Articles of Incorporation include a provision that eliminates the personal liability of each of the Company's directors for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or the Company's stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the KGCC regarding unlawful dividends and stock purchases; or (iv) for any transaction from which the director derived any improper personal benefit

As permitted by the KGCC, the Company's Bylaws provide that (i) the Company shall indemnify a former or current director or officer against liability incurred in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) if the director or officer conducted himself in good faith and reasonably believed (a) that his conduct (in his official capacity with the Company) was in the best interests of the Company, (b) that his conduct (in all other cases) was at least not opposed to the Company's best interest, or (c) (in a criminal proceeding) that he had no reasonable cause to believe his conduct was unlawful; (ii) the Company shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any legal proceeding against reasonable expenses incurred; (iii) the Company may advance expenses, as incurred, to the Company's directors or officers in connection with a legal proceeding, subject to (a) the Company's receipt of a written affirmation of the director's or officer's good faith belief that he has met the Company's standard of conduct, (b) the Company's receipt of a written undertaking of the director or officer to repay the advance if it is ultimately determined that he did not meet the Company's standard of conduct, and (c) a determination that the facts then known to those making the determination would not preclude indemnification; (iv) a director or officer may apply for indemnification to the court conducting the legal proceeding and the court may order indemnification if it determines the director or officer is entitled to mandatory indemnification or the director or officer is, subject to certain limitations, fairly and reasonably entitled to indemnification in view of all the relevant circumstances; and (v) the Company may maintain insurance, at the Company's expense, to protect the Company and any director, officer, employee, or agent of the Company or while a director, officer, employee or agent of the Company is or was serving as a director, officer, partner, trustee, employee or agent at the request of the Company of another entity against liability asserted against or incurred by him in that capacity, whether or not the Company would have the power to indemnify such person against the same liability. The Company's Bylaws provide that the Company may not indemnify a director or officer in connection with a legal proceeding by or in the right of the Company whereby the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director or officer whereby he was adjudged liable on the basis the personal benefit was improperly received by him.

The Company carries insurance that insures the Company's officers and directors against liability they may incur for actions they take in their capacity as officers and directors, including liability related to alleged violations of federal or state securities laws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	(a)
The amended Articles of Incorporation of the Company dated September 14, 1994, attached as Exhibit 3.1 pages 19-55 of the Company’s Form 10-KSB, filed July 31, 1995 with the Securities and Exchange Commission are incorporated herein by reference.

(b)
An amendment to the Articles of Incorporation of the Company dated November 1, 2000, attached as Exhibit 4.2 of the Company’s Form S-8, filed June 19, 2000 with the Securities and Exchange Commission, is incorporated herein by reference.

4.2
The Restated By-Laws of the Company dated October 1, 1993, attached as Exhibit 3.2 of the Company's Registration Statement, Form SB-2, filed November 29, 1993 with the Securities and Exchange Commission, are incorporated herein by reference.

5.1*	Opinion of Husch Blackwell LLP regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

* Filed herewith.

ITEM 9.	UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on December 13, 2010.

Elecsys Corporation

By:	/s/ Karl B. Gemperli
Karl B. Gemperli
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karl B. Gemperli and Todd A. Daniels, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

/s/ Karl B. Gemperli	Date: December 13, 2010
Karl B. Gemperli
President, Chief Executive Officer and Director Principal Executive Officer

/s/ Todd A. Daniels	Date: December 13, 2010
Todd A. Daniels
Vice President and Chief Financial Officer
Principal Financial Officer and Principal Accounting Officer

/s/ Robert D. Taylor	Date: December 13, 2010
Robert D. Taylor
Chairman of the Board of Directors

/s/ Stan Gegen	Date: December 13, 2010
Stan Gegen
Director

/s/ Casey Coffman	Date: December 13, 2010
Casey Coffman
Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	(a) The amended Articles of Incorporation of the Company dated September 14, 1994, attached as Exhibit 3.1 pages 19-55 of the Company’s Form 10-KSB, filed July 31, 1995 with the Securities and Exchange Commission are incorporated herein by reference

(b) An amendment to the Articles of Incorporation of the Company dated November 1, 2000, attached as Exhibit 4.2 of the Company’s Form S-8, filed June 19, 2000 with the Securities and Exchange Commission, is incorporated herein by reference

4.2	The Restated By-Laws of the Company dated October 1, 1993, attached as Exhibit 3.2 of the Company's Registration Statement, Form SB-2, filed November 29, 1993 with the Securities and Exchange Commission, are incorporated herein by reference.

5.1*	Opinion of Husch Blackwell LLP regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

* Filed herewith.